Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus constituting parts of this Registration Statement on Form N-14 of our report dated February 27, 2009, relating to the financial statements and financial highlights, which appears in the December 31, 2008 Annual Report to Shareholders of Legg Mason Investment Grade Income Portfolio and Limited Duration Bond Portfolio (two of the portfolios comprising Legg Mason Income Trust, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Representations and Warranties” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

March 19, 2009